PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 75 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                       Dated April 15, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Fixed/Floating Rate Senior Bearer Notes Due 2014
                           ---------------------

               We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed/Floating Rate Notes Due 2014) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List, but we cannot predict when or whether the notes will be admitted to the Official List.

               We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:        Euro 35,000,000

Maturity Date:           May 6, 2014 (or any earlier date on which the
                         maturity of the notes is accelerated in accordance with the terms of the Senior Indenture following an Event of Default)

Settlement Date
  (Original Issue Date): May 6, 1999

Interest Accrual Date:   May 6, 1999

Issue Price:             100%

Specified Currency:      Euro

Redemption Percentage
  at Maturity:           100% plus the Supplemental Redemption Amount, which
                         may be zero.  See "Other Provisions --
                         Supplemental Redemption Amount" below.

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Rate:           1.00% per annum, calculated on a 30/360 day basis,
                         for the period commencing on the Original Issue
                         Date to but excluding the Interest Payment Date scheduled to occur on May 6, 2002.

                         For each Interest Reset Period commencing on the Interest Payment Date scheduled to occur on May 6, 2002 to but excluding the Maturity Date, the Interest Rate will be the greater of (i) the Reference Rate and (ii) the Minimum Interest Rate, calculated on a 30/360 day basis.

                         Reference Rate means the Ten Year Constant
                         Maturity Swap Rate as described under "Other
                         Provisions" below.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   Commencing on the Interest Payment Date scheduled
                         to occur on May 6, 2002, 4.00%

Interest Payment Dates:  Each May 6, commencing May 6, 2000, provided that if any such day (except the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment Period: Annually

Calculation Agent:       Morgan Stanley & Co., International Limited

Interest Reset Dates:    Each Interest Payment Date, commencing on the
                         Interest Payment Date scheduled to occur on May 6,
                         2002

Interest Reset Period:   The period from and including an Interest Reset
                         Date to but excluding the immediately succeeding
                         Interest Reset Date

Interest Determination
  Date: For each Interest Reset Date, the second TARGET Settlement Day immediately preceding such Interest Reset Date

Denominations:           Euro 100,000

Common Code:             9692304

ISIN:                    XS0096923049

Other Provisions:        See below

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                        MORGAN STANLEY DEAN WITTER




Ten Year Constant
  Maturity Swap Rate: (i) The rate appearing on the Relevant Screen Page (as specified below) at 10:00 a.m. London time, on the applicable Interest Determination Date under the heading "[AS AT 10:00 LDN TIME VS 6M EURIBOR]", under the subheading "[MEAN]", and appearing in the row "10 Year", being the mean swap rate for 10-year Euro deposits against 6 month EURIBOR appearing at such time; (ii) in the event no such rate appears on the Relevant Screen page on such Interest Determination Date, the Ten Year Constant Maturity Swap Rate will be determined on the basis of the mid-market annual swap rate quotations provided by the Reference
                      Dealers (as defined below) at approximately 10:00 a.m., London time, on the applicable Interest Determination Date, and for this purpose, the annual swap rate means the mean of the bid and offered rates for the fixed leg, paying annually (against 6-month EURIBOR paying semi-annually) of a fixed-for-floating Euro interest rate swap transaction with a term equal to 10 years commencing on the applicable Interest Reset Date and in a Representative Amount with an acknowledged dealer of good credit in the swap market; or (iii) in the event no Reference Dealers provide a quotation to the Calculation Agent pursuant to (ii) above, the Ten Year Constant
                      Maturity Swap Rate as established on the immediately preceding Interest Reset Date.

                      In the case of (ii), the Calculation Agent will request the principal Euro-zone (as defined below) office of each of the Reference Dealers to provide a quotation of its rate and if at least three quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest quotations).

                      For the purposes of (ii) above, "Reference Dealers" means four major dealers in the Euro-zone market selected by the Calculation Agent for the purposes of providing quotations as provided above.

                      For the purposes of (ii) above, "Representative Amount" means an amount that is representative for a single transaction in the relevant market at the relevant time.

                      For the purposes of (ii) above, "Euro-zone" means the region comprised or member states of the European Union that adopt the single currency in accordance with the EC Treaty.

                      Relevant Screen Page: Telerate Page 42281, being the page designated as Page 42281 on Telerate, or such page as may replace such page on such service for the purposes of displaying such rates.

Supplemental
  Redemption Amount:  The greater of (i) zero and (ii) the product of (a) the difference between the Guaranteed Internal Rate of Return on the notes and the Actual Internal Rate of Return on the notes, in each case measured over the number of Interest Payment Periods from the Original Issue Date to the Maturity Date, and (b) the principal amount of the notes. The Supplemental Redemption Amount per Euro 100,000 principal amount of each note is described by the following formula:

                           (Max (O, Gtee(i) - Irr(i))) x Eur 100,000

                      where Gtee(i) and Irr(i) have the meanings given below.

Guaranteed Internal
  Rate of Return:    The Guaranteed Internal Rate of Return, or Gtee(i) , will
                     be equal to a 4.00% annual interest rate, calculated on a 30/360 day basis, compounded annually to but excluding the Maturity Date. The Guaranteed Internal
                     Rate of Return is described by the following formula:

                                      D(i)                             D(i)
                   Gtee(i) = (4.00% x ----) + (Gtee(i-1) x (1+(4.00% x ----)))
                                      360                              360

                     where i = the number of Interest Payment Periods from the Original Issue Date to the Maturity Date,

                     Gtee(0) = 0, and

                     D(i) = the number of days in the i(th) the Interest Payment Period.

Actual Internal
  Rate of Return:    The Actual Internal Rate of Return, or Irr(i) , will be
                     equal to the interest rate with respect to such Interest Payment Period specified on the face of this Pricing Supplement, calculated on a 30/60 day basis, compounded annually at 4.00% to but excluding the Maturity Date. The Actual Internal Rate of Return is described by the following formula:

                                        D(i)                           D(i)
                  Irr(i) = (Coupon(i) x ---) + (Irr(i) x (1 + (4.00% x ---)))
                                        360                            360



                      where i = the number of Interest Payment Periods from
                                the Original Issue Date to the Maturity Date,

                      Irr(0) = 0,

                      D(i) = the number of days in the i(th) Interest Payment Period, and

                      Coupon(i) = the interest rate specified on the face of this Pricing Supplement, expressed as a percent, for the i(th) Interest Payment Period.

Business Day:         Any day, other than a Saturday or Sunday, that is
                      neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law or regulation to close in The City of New York and which is a TARGET Settlement Day.


TARGET
  Settlement Day:     Any day on which the Trans-European Automated Real-Time
                      Gross Settlement Express Transfer Day (TARGET)
                      System is open.